Exhibit (d)(4)

EXECUTION VERSION

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of April 26, 2010 is among Sembcorp Utilities Pte Ltd (“Sembcorp”), Biwater Investments Limited (“Biwater”), HSBC Bank plc (“HSBC”), the Trustees of the Biwater Retirement and Security Scheme (the “Trustees”) and The Bank of New York Mellon, a New York banking corporation, as escrow agent (the “Escrow Agent”).

RECITALS:

A. Biwater is the registered and beneficial holder of 17,868,543 common shares (the “Owned Shares”) of Cascal N.V., a company with limited liability (naamloze vennootschap) having its seat in Amsterdam, and its address at 1077 ZX Amsterdam, Strawinskylaan 3105 and registered with the trade register for Amsterdam under number 34112761 (the “Company”).

B. The Owned Shares are subject to (i) an English fixed and floating security document dated 29 January 2008 between Biwater and HSBC (as Security Trustee) (as amended from time to time including pursuant to a supplemental deed dated 19 February 2010) (the “English Debenture”) and (ii) a Dutch law right of pledge (pandrecht) pursuant to a Dutch notarial deed of release and pledge of shares executed on 24 April 2008 before M. Bijkerk, civil law notary in Amsterdam, the Netherlands, between Biwater, the Company and HSBC Bank plc, as supplemented by a notarial record of correction of an obvious clerical error dated 4 June 2009 by M. Bijkerk, civil law notary in Amsterdam, the Netherlands (the “First Ranking Share Pledge”).

C. The Owned Shares are subject to a Dutch law right of pledge (pandrecht) pursuant to a Dutch notarial deed of pledge of shares executed on 12 June 2009 before C.J.J.M. van Gool, civil law notary in Amsterdam, the Netherlands, between Biwater, the Company and the Trustees of the Biwater Retirement and Security Scheme listed therein and party thereto (the “Second Ranking Share Pledge”, and together with the First Ranking Share Pledge, the “Dutch Pledges”).

D. Concurrently with the execution and delivery of this Agreement, Sembcorp and Biwater are entering into a Tender Offer Stockholder Support Agreement (in the agreed form) (the “Tender and Support Agreement”), pursuant to which (i) Sembcorp will commence a tender offer for all the issued and outstanding common shares of the Company (the “Offer”) and (ii) Biwater will tender the Owned Shares in the Offer.

E. In order to accept common shares of the Company tendered in the Offer for payment, such shares, including the Owned Shares, must be tendered free and clear of any encumbrances.

F. In order to release the security interests under the English Debenture and the Dutch Pledges over the Owned Shares, HSBC and the Trustees require that proceeds from the proposed sale of the Owned Shares to Sembcorp be delivered to and held in escrow and released under the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties hereby agree as follows:

1. Definitions.

(a)	As used in this Agreement, the following terms shall have the following meanings:

(i)	“Acceptance Letter” means a letter addressed to the Depositary in which Sembcorp accepts for payment the common shares of the Company tendered in the Offer, substantially in the form attached hereto as Exhibit A.

(ii)	“Agreement” means this Escrow Agreement together with all Annexes attached hereto.

(iii)	“Biwater Escrow Property” means (i) a Deed of Transfer, completed and duly executed by Biwater and (ii) a Form W-8, completed and duly executed by Biwater.

(iv)	“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the States of New York or New Jersey are authorized or required to be closed for the conduct of regular banking business.

(v)	“Deed of Transfer” means the deed of transfer for the Offer, substantially in the form attached hereto as Exhibit B.

(vi)	“Depositary” means Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), the depositary for the Offer pursuant to the Depositary Agreement.

(vii)	“Depositary Agreement” means the Depositary Agreement to be entered into in connection with the Offer between Sembcorp and the Depositary.

(viii)	“Escrow Account” means an account established and maintained for the purpose of receiving and holding the Escrow Property in accordance with this Agreement.

(ix)	“Escrow Deposit” means a dollar amount equal to the number of Owned Shares multiplied by the per share price at which Sembcorp offers to purchase common shares of the Company in the Offer in effect immediately prior to the time Sembcorp delivers the Escrow Deposit to the Depositary, in no event less than the Minimum Amount.

(x)	“Escrow Funds” means the Escrow Deposit and any Investment Income, as the same may be increased from time to time in accordance herewith.

(xi)	“Escrow Property” means the Escrow Funds, the Biwater Escrow Property, the HSBC Escrow Property and the Trustees Escrow Property.

(xii)	“Form W-8” means a Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding on IRS Form W-8BEN that can be found at the www.irs.gov.

(xiii)	“HSBC Escrow Property” means (1) the partial deed of release governed by English law, between Biwater and HSBC in relation to the release of the security interests created over the Owned Shares by the English Debenture, duly executed and undated and (2) the letter of cancellation governed by Dutch law in relation to the conditional release of the First Ranking Share Pledge, duly executed by HSBC and undated.

(xiv)	“Investment Income” means all income which may from time to time be earned from the investment of the Escrow Deposit, Investment Income or any other funds or cash in the Escrow Account in accordance with Section 3 below.

(xv)	“IRS” means the U.S. Internal Revenue Service.

(xvi)	“Minimum Amount” means $114,358,675.20.

(xvii)	“Parties” means all of the parties to this Agreement other than the Escrow Agent, and “Party” shall mean any one of them.

(xviii)	“Proceeds Account” means a US dollar account at HSBC in the name of Biwater as follows:

Sort Code:	400515
Account Number:	69625063
IBAN:	GB79MIDL40051569625063
Swift:	MIDLGB22

(xix)	“Sembcorp Account” means the bank account in the name of Sembcorp, the wire instructions for which Sembcorp shall provide to the Escrow Agent within 5 Business Days after commencement of the Offer.

(xx)	“Sembcorp Escrow Property” means the Acceptance Letter, duly executed by Sembcorp and undated.

(xxi)	“Trustees Escrow Property” means the letter of cancellation governed by Dutch law in relation to the conditional release of the Second Ranking Share Pledge, duly executed and undated.

2. Establishment of Escrow Account.

(a)	The Parties hereby appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent accepts such appointment according to the express terms and conditions set forth herein. On or before the date of this Agreement, the Escrow Agent shall establish the Escrow Account wholly segregated from all other funds and property held by the Escrow Agent in any capacity.

(b)	Promptly (and in any event not later than 5 Business Days after commencement of the Offer):

(i)	Biwater shall deliver the Biwater Escrow Property to the Escrow Agent;

(ii)	HSBC shall deliver the HSBC Escrow Property to the Escrow Agent;

(iii)	the Trustees shall deliver the Trustees Escrow Property to the Escrow Agent; and

(iv)	Sembcorp shall deliver the Sembcorp Escrow Property to the Escrow Agent.

(c)	The Escrow Agent shall accept the Escrow Property and shall hold, manage, administer, distribute and release the Escrow Property in accordance with the express terms and conditions of this Agreement. The Escrow Agent shall acknowledge receipt of the Escrow Property by providing notice to the Parties in accordance with Section 9 hereof, except that the Escrow Agent shall acknowledge receipt of the Escrow Deposit from the Depositary pursuant to the terms of the Depositary Agreement promptly by email to the following email addresses:

keithhughes@hsbc.com

markhowman@hsbc.com

graham.paine@dentonwildesapte.com

tony.richardson@dentonwildesapte.com

lim.suetboey@sembcorp.com

richard.quek@sembcorp.com

brian.hoffmann@cliffordchance.com

michele.chebli@cliffordchance.com

mark.atkinson@cms-cmck.com

daniel.shaw@cms-cmck.com

neil.james@cms-cmck.com

martin_miles@itslimited.org.uk

david.oppenheimer@allenovery.com

melissa.samuel@allenovery.com

richard.evans@allenovery.com

elvan.hussein@allenovery.com

michael.gilligan@allenovery.com

kimberlee.streiff@allenovery.com

martin.duffy@biwater.com

martyn.everett@biwater.com

larry.magor@biwater.com.

(d)	The Escrow Account shall not be subject to lien or attachment by any creditor of any Party hereto, shall not constitute property of the Escrow Agent and shall be held and applied solely for the purposes set forth in this Agreement.

3. Investments.

(a)	So long as the Escrow Agent is holding the Escrow Funds or any other funds or cash in the Escrow Account in accordance with this Escrow Agreement, the Escrow Agent shall pay interest on the average daily balance of the Escrow Funds at the current rate payable on an overnight deposit account at The Bank of New York Mellon (the “Permitted Investment”). Interest earned on Escrow Funds or any other funds or cash in the Escrow Account shall be credited to, and become a part of, the Escrow Funds prior to the end of the month, immediately following the month in which it was earned; provided, however, that accrued interest pro-rated for a partial month shall become credited to, and become a part of, the Escrow Funds on the date on which the remaining balance of the Escrow Account is distributed in accordance with the terms of this Agreement.

(b)	It is expressly agreed and understood by the Parties hereto that the Escrow Agent shall have no duty, responsibility or obligation to invest any funds or cash held in the Escrow Account other than in accordance with Section 3(a). It is hereby acknowledged that the Escrow Agent shall not be required to maximize the investment return of the cash, if any, held in the Escrow Account during the term of this Agreement.

(c)	The Escrow Agent may, in making or disposing of the Permitted Investment, deal with itself, in its individual capacity, or any of its affiliates, whether or not it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account. The Escrow Agent or any of its affiliates may receive reasonable and customary compensation with respect to any investment directed hereunder, including, without limitation, charging an agency fee in connection with each transaction.

4. Release of Escrow Property. The Escrow Agent shall only release or disburse the Escrow Property as follows:

(a)	Immediately prior to the expiration of the Offer, provided that the Escrow Agent has received the Escrow Deposit from the Depositary pursuant to the terms of the Depositary Agreement, Sembcorp shall notify the Escrow Agent in writing that, subject to the tender of the Owned Shares, the conditions to the Offer have been satisfied, whereupon the Escrow Agent shall carry out the following actions in the following order:

(i)	date each document comprising the HSBC Escrow Property and the Trustees Escrow Property, sign each such document for confirmation of release and hold each such document for Sembcorp;

(ii)	date the Deed of Transfer and the Form W-8 comprising the Biwater Escrow Property and deliver the Biwater Escrow Property to the Depositary; and

(iii)	date the Acceptance Letter comprising the Sembcorp Escrow Property and deliver the Sembcorp Escrow Property to the Depositary.

(b)	Following the actions of the Escrow Agent set forth in clauses (a)(i) through (a)(iii) of this Section 4 the Escrow Agent shall:

(i)	immediately wire an amount equal to the Escrow Deposit in immediately available funds to the Proceeds Account (which payment shall be made without any withholding, deduction, set-off or counterclaim, other than for U.S. federal “backup withholding” tax, if applicable);

(ii)	simultaneously deliver to Sembcorp, the items set forth in Section 4(a)(i); and

(iii)	pay the interest accrued on the Escrow Deposit, if any, in immediately available funds to the Sembcorp Account.

No withholding shall be made under clause (b)(i) of this Section 4 if the Escrow Agent has received a completed and executed Form W-8 (or other applicable IRS form) validly establishing under applicable law Biwater’s exemption from U.S. federal “backup withholding” tax.

(c)	If the Escrow Property is not released in accordance with Sections 4(a) and (b) above by the date on which the Tender and Support Agreement terminates in accordance with its terms, the Escrow Agent shall:

(i)	promptly release the HSBC Escrow Property to HSBC;

(ii)	promptly release the Trustees Escrow Property to the Trustees;

(iii)	promptly release the Biwater Escrow Property to Biwater; and

(iv)	promptly release the Escrow Funds, if any, to the Sembcorp Account and the Sembcorp Escrow Property to Sembcorp.

5. Compliance With Court Orders. If any property subject to this Agreement shall be at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then in any of such events the Escrow Agent is authorized to rely upon and comply with any such order, writ, judgment or decree that the Escrow Agent is advised by legal counsel of its own choosing (including internal counsel) is binding; and if the Escrow Agent complies with any such order, writ, judgment or decree the Escrow Agent shall not be liable to any of the Parties hereto or to any other person, entity, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. The Escrow Agent shall promptly forward to the Parties by one of the methods described in Section 9 of this Agreement copies of all legal documents served on or otherwise received by the Escrow Agent relating to any of the proceedings described in this Section 5; provided, that failure to deliver such copies shall not result in any liability to the Escrow Agent. For the avoidance of doubt, if the Escrow Agent is prevented for any reason from paying the Escrow Deposit (in its entirety) to HSBC, the Escrow Agent has no authority to, and shall not, date the HSBC Escrow Property and the Trustees Escrow Property.

6. Duties and Obligations of the Escrow Agent. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Agreement and the certificates delivered in accordance herewith, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document (including the Tender and Support Agreement or the Depositary Agreement). In furtherance and not in limitation of the foregoing:

(a)	the Escrow Agent shall not be liable for any loss of interest or any penalty sustained or imposed as a result of investments, reinvestments, sales or liquidations made hereunder in accordance with the terms hereof, including any liquidation of any investment of the Escrow Funds prior to its maturity effected in order to make a payment (including any payment of taxes) required by the terms of this Agreement, other than as a result of its bad faith, gross negligence or willful misconduct (each as determined by a final, nonappealable judgment of a court of competent jurisdiction);

(b)	the Escrow Agent shall act hereunder as escrow agent only and shall not be responsible for or liable in any manner whatever for the sufficiency, collection, correctness, genuineness or validity of any revenues, cash, payments, securities, property, funds, investments, income, earnings or other amounts deposited with or held by it or for the identity, authority or rights of any person or entity executing or delivering or purporting to execute or deliver any thereof to the Escrow Agent;

(c)	the Escrow Agent shall be fully protected and shall incur no liability in relying, in the absence of bad faith, upon any written certification, notice, direction, request, waiver, consent, receipt or other communication, paper or document that the Escrow Agent reasonably believes to be genuine, and shall have no responsibility or duty to inquire into or investigate the validity, accuracy or content thereof;

(d)	the Escrow Agent shall not be liable for any error of judgment, or for any action taken, suffered or omitted to be taken by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Agreement, (i) the Escrow Agent shall be liable for its bad faith, willful misconduct or gross negligence (each as determined by a final nonappealable judgment of a court of competent jurisdiction) and (ii) in no event shall the Escrow Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage. Any liability of the Escrow Agent under this Escrow Agreement shall be limited to the amount of fees paid to the Escrow Agent under this Agreement provided, however, in the event that such liability of the Escrow Agent arises as a result of the Escrow Funds becoming unavailable for distribution as a result of the bad faith, gross negligence or willful misconduct of the Escrow Agent (each as determined by a final, non-appealable judgment of a court of competent jurisdiction), the Escrow Agent’s liability hereunder shall be limited to such unavailable amount, but in no event in an amount greater than the Escrow Funds.

(e)	the Escrow Agent shall have no duties, responsibilities or obligations as the Escrow Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Escrow Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred. Without limiting the foregoing, the Escrow Agent shall not be subject to, nor required to comply with, or determine if any person or entity has complied with, the Tender and Support Agreement, the Depositary Agreement or any other agreement between or among the Parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement;

(f)	the Escrow Agent may seek the advice of legal counsel (who may be counsel to a Party hereto or an employee of the Escrow Agent) in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in the absence of bad faith in accordance with the advice or opinion of such counsel;

(g)

in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in the absence of bad faith, be uncertain as to its duties or rights hereunder or believe that an ambiguity exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, it shall be entitled to refrain from taking any action in that instance and shall be fully protected and shall not be liable in any way to any Party for refraining from taking such action and its sole obligation, in addition to those of its duties hereunder as to which there is no such uncertainty and which are not impacted by such uncertainty, shall be to keep safely all property, if any, held in the Escrow Account until it shall be directed otherwise in writing by each of the Parties hereto or by a final, nonappealable order of a court of competent jurisdiction; provided, however, if the Escrow Agent has not received such written direction or court order promptly after requesting the same, it shall have the right to interplead any Party in any court of competent jurisdiction and request that such court determine its rights and duties hereunder;

(h)	the Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through agents, experts, accountants or attorneys;

(i)	nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business in any jurisdiction other than the State of New York or to act as fiduciary or otherwise and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto;

(j)	the Escrow Agent may engage or be interested in any financial or other transaction with any Party hereto or affiliate thereof, and may act on, or as depositary, trustee or agent for, any committee or body of holders of obligations of such Party or affiliate, as freely as if it were not the Escrow Agent hereunder;

(k)	the Escrow Agent shall not be obligated to expend or risk its own funds or to take any action which it believes would expose it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it;

(l)	the Escrow Agent shall not take instructions or directions except those given in accordance with this Escrow Agreement;

(m)	the Escrow Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication); and

(n)	the Escrow Agent shall not be called upon to advise any person or entity as to any investments with respect to any security, property or funds held in escrow hereunder or the dividends, distributions, income, interest or earnings thereon.

7. Cooperation. The Parties shall provide to the Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

8. Fees and Expenses; Indemnity.

(a)	The fees, costs and expenses of the Escrow Agent for its services hereunder, all as set forth in the fee schedule attached hereto as Annex I, shall be borne by Sembcorp. Any fees and compensation payable to the Escrow Agent under this Agreement shall not be payable out of the Escrow Funds.

(b)	Sembcorp and Biwater, jointly and severally, shall reimburse and indemnify the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”) for, and hold them harmless against, any loss, damages, judgment, fine, penalty, claim, demand, settlement, action, suit, proceeding, litigation, investigation, cost or expense, including, but not limited to, reasonable attorneys’ fees and disbursements, reasonably incurred by the Indemnitees in connection with the Escrow Agent’s acceptance and administration of this Agreement and its performance of its duties and obligations under this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability relating to this Agreement; provided, that notwithstanding the foregoing, neither Sembcorp nor Biwater shall be required to indemnify the Escrow Agent for any such loss, liability, cost or expense arising as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence (each as determined by a final nonappealable order, judgment, decree or ruling of a court of competent jurisdiction). This Section 8 shall survive the termination of this Agreement and the resignation, removal or replacement of the Escrow Agent.

9. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 9) or mailed (first class postage prepaid) to the Parties and the Escrow Agent at the following addresses or facsimile numbers:

If to Sembcorp, to:

Sembcorp Utilities Pte Ltd.

30 Hill Street

#05-04

Singapore 179360

Attention: General Counsel

Facsimile: (65) 6822 3254

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention: Brian Hoffmann

Facsimile: (212) 878-8375

If to Biwater, to:

Biwater Holdings Limited

Biwater House

Station Approach

Dorking

Surrey

RH4 1TZ

United Kingdom

Attention:

Facsimile: (44) 1306 885 233

with copies (which shall not constitute notice) to:

Allen & Overy LLP

One Bishops Square

London, E1 6AD

Attention: Richard Evans

Facsimile: (44) 22 3088 0088

and

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Michael Gilligan

Facsimile: (212) 610-6399

If to HSBC, to:

HSBC Bank plc

8 Canada Square

London, E14 5HQ

Attention: Mark Howman

Facsimile: (+44)(0) 20 7991 4693

With a copy (which shall not constitute notice) to:

Denton Wilde Sapte LLP

One Fleet Place

London, EC4M 7WS.

Attention: Graham Paine

Facsimile: (+44) (0) 20 7246 7777

and

EpsteinBeckerGreen

250 Park Avenue

New York, NY 10177

Attention: Alan Kleiman

Facsimile: (212) 878 8620

If to the Escrow Agent, to:

BNY Mellon Shareowner Services

480 Washington Blvd., 27th Floor

Jersey City, NJ 07310

Attention: Event Manager

Facsimile No.:

Telephone No.:

With a copy (which shall not constitute notice) to:

BNY Mellon Shareowner Services

480 Washington Blvd., 27th Floor

Jersey City, NJ 07310

Attention: Legal Department

Facsimile No.:

Telephone No.:

Other than as provided in this Agreement, all such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 9). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

10. Resignation or Replacement of the Escrow Agent; Termination.

(a)	Provided that no such resignation or removal shall be effective until a successor for the Escrow Agent is appointed in accordance with Section 10(c) below and such successor has accepted its appointment, (i) the Escrow Agent may at any time resign by giving not less than 30 days’ notice to Sembcorp and Biwater or (ii) the Escrow Agent may be removed jointly by Sembcorp and Biwater by Sembcorp and Biwater jointly giving not less than 30 days’ notice to the Escrow Agent.

(b)	Any person or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any person or entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any person or entity to which substantially all the stock transfer business of the Escrow Agent may be transferred, shall automatically be the Escrow Agent under this Escrow Agreement without further act.

(c)	If the Escrow Agent gives notice of its resignation or is removed under Section 10(a) above, then any reputable and experienced bank or other financial institution may be appointed as a successor to the Escrow Agent jointly by Sembcorp and Biwater. If no successor is so appointed within a 30-day period following such notice of resignation or removal, the Escrow Agent may deposit the Escrow Property with any court of competent jurisdiction located in the State of New York or New Jersey that it deems appropriate.

(d)	Upon disbursement of all of the Escrow Property and receipt of the Escrow Property as provided in this Agreement, this Agreement shall terminate and be of no further force and effect. Sections 8, 11, 12, 13, 14 and 15 shall survive termination of this Agreement.

11. Taxes. The Parties acknowledge that the Escrow Agent does not have any interest in the Escrow Property or the Escrow Account, but is serving only as escrow holder hereunder. Without limiting the foregoing, Sembcorp shall be responsible for any taxes relating to the income and earnings on the Escrow

Property for years prior to the year in which such Escrow Property is disbursed. Any disbursements of the Escrow Property or payments from the Escrow Account shall be subject to withholding taxes and regulations then in force under the United States Federal Income Tax Code. Within 5 Business Days after commencement of the Offer, Sembcorp and Biwater shall provide to the Escrow Agent a completed and executed Form W-8, IRS Form W-9, or similar appropriate form, and Sembcorp and Biwater will provide the Escrow Agent with appropriate forms for tax certifications from time to time, as reasonably requested by the Escrow Agent. This Section 11 shall survive the termination of this Agreement and the resignation, removal or replacement of the Escrow Agent.

12. Amendments, etc. This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of the Parties and, with respect to any amendment that would affect the Escrow Agent, the Escrow Agent. No waiver by any party of any term or condition contained of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

14. Conflicts and Severability.

(a)	As between the Escrow Agent on one hand and the Parties party to the Tender and Support Agreement and the Depositary Agreement on the other, in the event of any conflict between the terms and provisions of this Agreement and those of the Tender and Support Agreement or the terms and provisions of this Agreement and those of the Depositary Agreement, the terms and conditions of this Agreement shall control.

(b)	If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written and the commercial purpose of this Agreement shall be preserved. Notwithstanding the foregoing, if such excluded provisions shall affect the rights, immunities, duties or obligations of the Escrow Agent, subject to providing at least 10 days’ prior written notice to Sembcorp and Biwater, the Escrow Agent shall be entitled to resign.

15. Miscellaneous. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, the Parties and the Escrow Agent have executed this Agreement as of the date first above written.

SEMBCORP UTILITIES PTE LTD

By:	/s/ Richard Quek Hong Liat
Name: Richard Quek Hong Liat
Title: SVP, Group Corporate Finance and M&A, Sembcorp Industries Ltd.

BIWATER INVESTMENTS LIMITED

By:	/s/ M.R.A. Duffy
Name: M.R.A. Duffy
Title: Director and Secretary

HSBC BANK PLC

By:	/s/ Mark Howman
Name: Mark Howman
Title: Director, Lending Services Dept.

TRUSTEES OF BIWATER RETIREMENT AND SECURITY SCHEME By M.R.A. Duffy, as security agent under the Second Ranking Pledge

By:	/s/ M.R.A. Duffy
Name: M.R.A. Duffy
Title: Security Agent
and By Independent Trustees Services Limited, as a trustee of the Biwater Retirement and Security Scheme

By:	/s/ Martin Miles
Name:
Title:

THE BANK OF NEW YORK MELLON

By:	/s/ Jackie Banks
Name: Jackie Banks
Title: Event Manager

Exhibit A

FORM OF ACCEPTANCE LETTER

SEMBCORP UTILITIES PTE LTD.

30 Hill Street

#05-04

Singapore 179360

BNYMellon Shareowner Services

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Attn: Event Manager

_________________, 2010

Re:	Acceptance of Shares Tendered by Shareholders of Cascal N.V.

Reference is made to the Depositary Agreement, dated as of [        ], 2010 (the “Depositary Agreement”), by and between Sembcorp Utilities Pte Ltd (“Purchaser”) and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), as depositary. All capitalized terms used but not defined in this letter shall have the meanings given to them in the Depositary Agreement.

Purchaser hereby accepts and agrees to purchase all the Shares tendered pursuant to the Offer.

THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Sincerely, SEMBCORP UTILITIES PTE LTD

By:
Name:
Title:

Exhibit B

FORM OF DEED OF TRANSFER

DEED OF TRANSFER

OF COMMON SHARES OF CASCAL N.V.

Dear Shareholder,

In order to tender your registered common shares of Cascal N.V. (the “Company”), par value EUR 0.50 per share (the “Shares”) that are evidenced by a registration in the Company’s Dutch shareholders’ register to Sembcorp Utilities Pte Ltd., a private limited company organized under the laws of Singapore (“Purchaser”), which is a wholly owned subsidiary of Sembcorp Industries Ltd., a public limited company organized under the laws of Singapore, at a price at a price of US$[6.75] per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be offered by Purchaser in the Offer, is referred to in this document as the “Offer Price”) under the terms and conditions of the cash offer by Purchaser for all the issued and outstanding Shares (the “Offer”) as set out in the Offer to Purchase, dated [•] 2010 (the “Offer to Purchase”), you must complete and sign this form, which will also serve as a deed of transfer (akte van levering) (this “Deed of Transfer”).

Please return the completed and signed form, together with a Substitute Form W-9 or W-8BEN, to BNYMellon Shareowner Services, the depositary for the Offer, at the address below, such that the originally signed form arrives no later than [•] hours, [•] time on [•] 2010, unless the offer is extended in accordance with applicable securities laws and the terms and conditions of the Offer to Purchase.

By Mail:	By Overnight Delivery or Hand:

BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions	Attn: Corporate Actions
Department	Department
Post Office Box 3301	480 Washington Blvd
South Hackensack, NJ 07606	Mail Drop-Reorg
Jersey City, NJ 07310

DELIVERY OF THIS DEED OF TRANSFER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

PLEASE COMPLETE THE FOLLOWING INFORMATION:

Full name and address of the holder of the Shares (hereinafter: the “Shareholder”)

Name(s): _________________________________________________________________________________________________

Street/House: ______________________________________________________________________________________________

Town/City: ________________________________________________________________________________________________

Postcode: _________________________________________________________________________________________________

County/State: ______________________________________________________________________________________________

Country: _________________________________________________________________________________________________

Please state the number of Shares that you wish to tender: _________________________________________________________

Please state the registered number(s) of the Shares that you wish to tender: ______________________________________________

_____________________________________________________________________________________________________

Please insert your bank account details for the payment of the Offer Price per Share:

Bank Account Number: _______________________________________________________________________________________

SWIFT address: _____________________________________________________________________________________________

Please sign for acceptance ____________________________________________________________________________________

At: _______________on____/_____/2010

This form will serve as a deed of transfer (akte van levering) with respect to Shares that are evidenced by a registration in the Company’s Dutch shareholders’ register referenced herein. Please also consult the Offer to Purchase for a full explanation of the Offer.

DECLARATION:

The Shareholder and Purchaser have reached agreement on the tender and delivery of the Shares on the terms set out below and as included in the Offer to Purchase, the terms of which are incorporated herein by reference.

1.1 The Shareholder hereby tenders and delivers the Shares to the Purchaser and the Purchaser hereby accepts the Shares from the Shareholder.

1.2 The Shareholder certifies that the Shares it tenders and delivers to the Purchaser are individually recorded in his/her/its name in the Company’s Dutch shareholders’ register and that no share certificates have been issued for the Shares.

2.1 Purchaser is offering to purchase the Shareholder’s Shares at the Offer Price, subject to the conditions of the Offer contained in the Offer to Purchase.

2.2 Purchaser will pay the Offer Price per Share to the Shareholder who has validly tendered (or defectively tendered provided that such defect has been waived by the Purchaser) promptly after Purchaser has accepted the shares validly tendered and not withdrawn in the Offer for payment. The Shareholder hereby gives full discharge for the payment to be made.

3. The Shareholder and Purchaser waive the right to rescind the agreement set forth in this deed or to demand rescission thereof based on article 6:265 of the Dutch Civil Code.

4. The Shareholder certifies that he/she/it has reviewed, and agrees to tender and deliver (geleverd) his/her/its Shares in accordance with, the terms, conditions and restrictions of the Offer to Purchase.

5. The Shareholder warrants to Purchaser that the Shareholder is fully entitled to the Shares, the Shares are fully paid-up, they are encumbered neither with a right of pledge nor with a right of usufruct and are not attached.

6. This deed of transfer and any non contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of The Netherlands.

The Shareholder:

By:
Name
Title

(Please sign here. Where there are joint Shareholders, each must sign this Deed of Transfer.)

Sembcorp Utilities Pte Ltd.     (for acknowledgement and acceptance):

By:
Name
Title

Annex I

SCHEDULE OF ESCROW AGENT FEES

THE BANK OF NEW YORK MELLON

Schedule of Fees

As Escrow Agent

1.	Acceptance and Set-Up Fee,		$5,000.00

2.	Annual Facility Fee		Included

3.	Up to 10 Distributions from Escrow,		Included

	Above threshold distributions:

	By check, each	$10.00

	By wire transfer, each	$50.00

4.	Office of Foreign Asset Control (OFAC) Reporting		Included

5.	Special Services,		By Appraisal

6.	Out of Pocket Expenses		Additional

	Including postage, stationary, etc. and the reasonable fees of counsel in connection with the preparation, negotiation and modification of this Escrow Agreement.